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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                             AMERISTAR CASINOS, INC.


        Pursuant to the provisions of Nevada Revised Statutes Sections 78.385 and 78.390, the undersigned officer of Ameristar Casinos, Inc., a Nevada corporation (the "Corporation") does hereby certify as follows:

        FIRST: On the 18th day of January, 2002, the Board of Directors of the Corporation adopted the following resolution amending the Articles of Incorporation of the Corporation and declared said amendment to be advisable:

               RESOLVED, that Section 1 of Article III of the Company's Articles of Incorporation be amended to read in its entirety as follows:

               Section 1. Authorized Shares. The total number of shares of stock which the corporation shall have authority to issue is Ninety Million (90,000,000) shares, consisting of Sixty Million (60,000,000) shares of common stock (the "Common Stock"), and Thirty Million (30,000,000) shares of preferred stock (the "Preferred Stock"), with all of such shares being $.01 par value. The voting powers, designation, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the Board of Directors pursuant to Section 4 of this Article III.

        SECOND: The amendment of the Articles of Incorporation as set forth above has been approved and adopted by stockholders holding 89.5% of the voting power of the outstanding shares of the Corporation's common stock, which is sufficient for approval thereof.

        THIRD: The undersigned officer has been authorized and directed by the Board of Directors to execute and file this certificate setting forth the amended text of the Articles of Incorporation of the Corporation.

        DATED as of the 11th day of June, 2002.

                                            By:  /s/ Gordon R. Kanofsky
                                                 -------------------------------
                                                 Gordon R. Kanofsky
                                                 Executive Vice President of
                                                 Ameristar Casinos, Inc.

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